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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                                 Callwave, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   13126N 10 1
               --------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|  Rule 13d-1(b)

        |_|  Rule 13d-1(c)

        |X|  Rule 13d-1(d)

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1
--------------------------------------------------------------------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Insight Venture Partners IV, L.P.
         52-2269503
         .......................................................................
--------------------------------------------------------------------------------

    2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
             ...................................................................

         (b)
             ...................................................................
--------------------------------------------------------------------------------
    3.   SEC Use
         Only ..................................................................
--------------------------------------------------------------------------------
    4.   Citizenship or Place of Organization     Delaware
                                                 ...............................
--------------------------------------------------------------------------------
                           5. Sole Voting
                              Power           2,395,490
                                             ...................................
                         -------------------------------------------------------
  Number of Shares         6.  Shared Voting
  Beneficially                 Power
  Owned by Each                            .....................................
  Reporting Person       -------------------------------------------------------
  With:                    7. Sole Dispositive
                              Power          2,395,490
                                             ...................................
                         -------------------------------------------------------
                           8. Shared Dispositive
                              Power
                                             ...................................
--------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each
         Reporting Person                    2,395,490
                                           .....................................

   10.   Check box if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)
                                           .....................................

   11.   Percent of Class Represented by Amount in
         Row (9)                            12.4%
                                           .....................................
--------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
   PN
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------

                               Page 2 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1
--------------------------------------------------------------------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Insight Venture Partners IV (Co-Investors), L.P.
         52-2269509
         .......................................................................
--------------------------------------------------------------------------------

    2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
             ...................................................................

         (b)
             ...................................................................
--------------------------------------------------------------------------------
    3.   SEC Use
         Only ..................................................................
--------------------------------------------------------------------------------
    4.   Citizenship or Place of Organization     Delaware
                                                 ...............................
--------------------------------------------------------------------------------
                           5. Sole Voting
                              Power           320,256
                                             ...................................
                         -------------------------------------------------------
  Number of Shares         6.  Shared Voting
  Beneficially                 Power
  Owned by Each                            .....................................
  Reporting Person       -------------------------------------------------------
  With:                    7. Sole Dispositive
                              Power          320,256
                                             ...................................
                         -------------------------------------------------------
                           8. Shared Dispositive
                              Power
                                             ...................................
--------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each
         Reporting Person                    320,256
                                           .....................................

   10.   Check box if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)
                                           .....................................

   11.   Percent of Class Represented by Amount in
         Row (9)                            1.7%
                                           .....................................
--------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
   PN
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------


                               Page 3 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1
--------------------------------------------------------------------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Insight Venture Partners IV (Fund B), L.P.
         52-2269507
         .......................................................................
--------------------------------------------------------------------------------

    2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
             ...................................................................

         (b)
             ...................................................................
--------------------------------------------------------------------------------
    3.   SEC Use
         Only ..................................................................
--------------------------------------------------------------------------------
    4.   Citizenship or Place of Organization     Delaware
                                                 ...............................
--------------------------------------------------------------------------------
                           5. Sole Voting
                              Power           295,217
                                             ...................................
                         -------------------------------------------------------
  Number of Shares         6.  Shared Voting
  Beneficially                 Power
  Owned by Each                            .....................................
  Reporting Person       -------------------------------------------------------
  With:                    7. Sole Dispositive
                              Power          295,217
                                             ...................................
                         -------------------------------------------------------
                           8. Shared Dispositive
                              Power
                                             ...................................
--------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each
         Reporting Person                    295,217
                                           .....................................

   10.   Check box if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)
                                           .....................................

   11.   Percent of Class Represented by Amount in
         Row (9)                            1.5%
                                           .....................................
--------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
   PN
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------

                               Page 4 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1
--------------------------------------------------------------------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Insight Venture Partners (Cayman) IV, L.P.
         90-0183706
         .......................................................................
--------------------------------------------------------------------------------

    2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
             ...................................................................

         (b)
             ...................................................................
--------------------------------------------------------------------------------
    3.   SEC Use
         Only ..................................................................
--------------------------------------------------------------------------------
    4.   Citizenship or Place of Organization     Cayman Islands
                                                 ...............................
--------------------------------------------------------------------------------
                           5. Sole Voting
                              Power           19,033
                                             ...................................
                         -------------------------------------------------------
  Number of Shares         6.  Shared Voting
  Beneficially                 Power
  Owned by Each                            .....................................
  Reporting Person       -------------------------------------------------------
  With:                    7. Sole Dispositive
                              Power          19,033
                                             ...................................
                         -------------------------------------------------------
                           8. Shared Dispositive
                              Power
                                             ...................................
--------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each
         Reporting Person                    19,033
                                           .....................................

   10.   Check box if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)
                                           .....................................

   11.   Percent of Class Represented by Amount in
         Row (9)                            .0001%
                                           .....................................
--------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
   PN
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------

                               Page 5 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1
--------------------------------------------------------------------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Insight Venture Associates IV, LLC
         37-1417641
         .......................................................................
--------------------------------------------------------------------------------

    2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
             ...................................................................

         (b)
             ...................................................................
--------------------------------------------------------------------------------
    3.   SEC Use
         Only ..................................................................
--------------------------------------------------------------------------------
    4.   Citizenship or Place of Organization     Delaware
                                                 ...............................
--------------------------------------------------------------------------------
                           5. Sole Voting
                              Power
                                             ...................................
                         -------------------------------------------------------
  Number of Shares         6.  Shared Voting
  Beneficially                 Power         3,029,996
  Owned by Each                            .....................................
  Reporting Person       -------------------------------------------------------
  With:                    7. Sole Dispositive
                              Power
                                             ...................................
                         -------------------------------------------------------
                           8. Shared Dispositive
                              Power           3,029,996
                                             ...................................
--------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each
         Reporting Person                    3,029,996
                                           .....................................

   10.   Check box if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)
                                           .....................................

   11.   Percent of Class Represented by Amount in
         Row (9)                            15.7%
                                           .....................................
--------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
   00
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------

                               Page 6 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1
--------------------------------------------------------------------------------

    1.   Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Insight Holdings Group, LLC
         35-2158588
         .......................................................................
--------------------------------------------------------------------------------

    2.   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
             ...................................................................

         (b)
             ...................................................................
--------------------------------------------------------------------------------
    3.   SEC Use
         Only ..................................................................
--------------------------------------------------------------------------------
    4.   Citizenship or Place of Organization
                                                 ...............................
--------------------------------------------------------------------------------
                           5. Sole Voting
                              Power
                                             ...................................
                         -------------------------------------------------------
  Number of Shares         6.  Shared Voting
  Beneficially                 Power         3,029,996
  Owned by Each                            .....................................
  Reporting Person       -------------------------------------------------------
  With:                    7. Sole Dispositive
                              Power
                                             ...................................
                         -------------------------------------------------------
                           8. Shared Dispositive
                              Power           3,029,996
                                             ...................................
--------------------------------------------------------------------------------
    9.   Aggregate Amount Beneficially Owned by Each
         Reporting Person                    3,029,996
                                           .....................................

   10.   Check box if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)
                                           .....................................

   11.   Percent of Class Represented by Amount in
         Row (9)                            15.7%
                                           .....................................
--------------------------------------------------------------------------------
   12.   Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
   00
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------

                               Page 7 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1

ITEM 1.


         (A)   NAME OF ISSUER:

               Callwave, Inc.

         (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               136 West Canon Perdido Street
               Santa Barbara, CA 93101

ITEM 2.

               NAME OF PERSON FILING:

               Insight Venture Partners IV, L.P. ("IVP")
               Insight Venture Partners IV (Co-Investors), L.P. ("IVP Co-Investors")
               Insight Venture Partners (Fund B), L.P. ("IVP Fund B") Insight Venture Partners (Cayman) IV. , L.P. ("IVP Cayman") Insight Venture Associates IV, LLC ("Associates")
               Insight Holdings Group, LLC ("Holdings")

               Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

         (A)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               c/o Insight Capital Partners
               680 Fifth Avenue, 9th Floor
               New York, NY 10019

         (B)   CITIZENSHIP:

               For all Reporting Persons (other than IVP Cayman): Delaware IVP Cayman: Cayman Islands

         (C)   TITLE OF CLASS OF SECURITIES (OF ISSUER):

               Common Stock, $.0001 par value

         (D)   CUSIP NUMBER:

               13126N 10 1

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240. 13d-1(b) OR
         240. 13D-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable

ITEM 4.  OWNERSHIP

         (A)   AMOUNT BENEFICIALLY OWNED:

               IVP             :       2,395,490
               IVP Co-Investors:         320,256
               IVP Fund B      :         295,217
               IVP Cayman      :          19,033
               Associates      :       3,029,996
               Holdings        :       3,209,996


                               Page 8 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1

         (B)   PERCENT OF CLASS:

               IVP             :        12.4%
               IVP Co-Investors:         1.7%
               IVP Fund B      :         1.5%
               IVP Cayman      :       .0001%
               Associates      :        15.7%
               Holdings        :        15.7%

         (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote: IVP: 2,395,490, IVP Co-Investors:
                      320,256, IVP Fund B: 295,217, IVP Cayman: 19,033,
                      Associates: 0, Holdings: 0

               (ii)   Shared power to vote: IVP: 0, IVP Co-Investors:0, IVP Fund
                      B: 0, IVP Cayman: 0, Associates: 3,029,996, Holdings:
                      3,029,996

               (iii)  Sole power to dispose: IVP: 2,395,490, IVP Co-Investors:
                      320,256, IVP Fund B: 295,217, IVP Cayman: 19,033,
                      Associates: 0, Holdings: 0

               (iv) Shared power to dispose: IVP: 0, IVP Co-Investors:0, IVP Fund B: 0, IVP Cayman: 0, Associates: 3,029,996, Holdings:
                      3,029,996

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10. CERTIFICATION

               Not applicable

                               Page 9 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005

                              INSIGHT VENTURE PARTNERS IV, L.P.

                              By:  Insight Venture Associates IV, LLC, its
                              general partner



                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director


                              INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

                              By:  Insight Venture Associates IV, LLC, its
                              general partner


                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director


                              INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

                              By: Insight Venture Associates IV, LLC, its
                              general partner



                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director


                              INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

                              By: Insight Venture Associates IV, LLC, its
                              general partner



                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director


                               Page 10 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1


                              INSIGHT VENTURE ASSOCIATES, LLC



                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director


                              INSIGHT HOLDINGS GROUP, LLC



                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director






                               Page 11 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1

                                  EXHIBIT 2(A)

          This Statement is being filed by Insight Venture Partners IV, L.P., a Delaware limited partnership (hereinafter referred to as "IVP"), Insight Venture Partners IV (Co-Investors), L.P., a Delaware limited partnership (hereinafter referred to as "IVP Co-Investor"), Insight Venture Partners (Cayman), IV, L.P., a Cayman Islands limited partnership (hereinafter referred to as "IVP Cayman"), Insight Venture Partners IV (Fund B), L.P., a Delaware limited partnership (hereinafter referred to as "IVP Fund B"), Insight Venture Associates, LLC, a Delaware limited liability company (hereinafter referred to as "Associates") and Insight Holdings Group, LLC, a Delaware limited liability company (hereinafter referred to as "Holdings") each of whose principal office is located at c/o Insight Capital Partners IV, L.P., 527 Madison Avenue, 10th Floor, New York, New York, 10022. Each of IVP, Co-Investor, IVP Cayman and IVP Fund B (collectively referred to herein as the "Insight Funds") is engaged in the venture capital business. Each of Associates and Holdings is engage in the Venture Capital business indirectly through the Insight Funds.

          Associates is the general partner of each of the Insight Funds, and as such may be deemed to be the beneficial owner of all shares held by the Insight Funds.

          Holdings is the managing member of Associates, and as such may be deemed to be the beneficial owner of all shares held by the Insights Funds. The managing directors of Holdings are [Deven Parekh, Scott Maxwell, Jeffrey Horing, Peter Sobiloff and Jerry Murdock].







                               Page 12 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1

                                  EXHIBIT 2(B)

                             JOINT FILING AGREEMENT

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 14th day of February, 2005.


                              INSIGHT VENTURE PARTNERS IV, L.P.

                              By:  Insight Venture Associates IV, LLC, its
                              general partner

                              By: Insight Holdings Group, LLC., its managing member


                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director


                              INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

                              By:  Insight Venture Associates IV, LLC, its
                              general partner

                              By: Insight Holdings Group, LLC., its managing member


                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director


                              INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

                              By: Insight Venture Associates IV, LLC, its
                              general partner

                              By: Insight Holdings Group, LLC., its managing member


                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director


                               Page 13 of 14 pages

                                  SCHEDULE 13G

ISSUER:  Callwave, Inc.                                  CUSIP NO.:  13126N 10 1


                              INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

                              By: Insight Venture Associates IV, LLC, its
                              general partner

                              By: Insight Holdings Group, LLC., its managing member


                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director


                              INSIGHT VENTURE ASSOCIATES, LLC

                              By: Insight Holdings Group, LLC., its managing member


                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director


                              INSIGHT HOLDINGS GROUP, LLC


                              By: /s/ Deven Parekh
                                  ----------------------------------------------
                                  Name:  Deven Parekh
                                  Title: Managing Director




                               Page 14 of 14 pages